Exhibit 10.1

AADI BIOSCIENCE, INC.

Retention Bonus Letter

[__], 2024

[NAME]

Dear [_________],

We are happy to inform you that as a valued member of Aadi Bioscience, Inc. (“Aadi” or the “Company”), the Company has approved your eligibility to receive a bonus (the “Retention Bonus”) in the amount of $[___________] if you remain an employee of Aadi through the earlier of (i) March 31, 2025 or (ii) the date of a Change of Control (as defined in Appendix A) (such date, the “Retention Date”). The Retention Bonus, to the extent earned, will be paid, less applicable withholdings, within ten (10) business days following the Retention Date.

If, prior to the applicable Retention Date, the Company terminates your employment other than for Cause (as defined in Appendix A), death or Disability (as defined in Appendix A), or you resign from such employment for Good Reason (as defined in Appendix A), then, subject to the following paragraph and Appendix A, you will be entitled to receive a lump severance payment in the amount of the Retention Bonus, payable less applicable withholdings on the sixty-first (61st) day following your termination of employment (subject to any delay as may be required by Appendix A) (the “Severance Payment”).

The receipt of Severance Payment will be subject to you signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following your employment termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to the Severance Payment under this letter. In no event will the Severance Payment be paid or provided until the Release becomes effective and irrevocable.

For the avoidance of doubt, under no circumstance will you be eligible to receive both the Retention Bonus and the Severance Payment.

By signing below, you accept the eligibility to receive the Retention Bonus or the Severance Payment as described in this letter. You also acknowledge and agree that you have had the opportunity to consult with your personal advisors regarding any tax or other consequences of your opportunity to receive the Retention Bonus or the Severance Payment. You further acknowledge and agree that the Retention Bonus will not constitute an “annual target bonus” or “performance bonus” or be treated as part of your ordinary base compensation from the Company for any purpose.

Please note that nothing in this letter will change your status as an at-will employee of the Company. Only an agreement in writing signed by you and the Company can change your status as an at-will employee of the Company.

The terms and conditions of this letter reflect the entire agreement and understanding between you and the Company as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral.

We ask that you please sign and date this letter where indicated below and return an executed copy to [COMPANY OFFICER].

Sincerely,

Aadi Bioscience, Inc.

By:
[NAME]
[TITLE]

Agreed to and accepted:

[NAME]

Signature:________________

Date:______________________

Appendix A

Section 409A.

(i) Notwithstanding anything to the contrary in this letter, no severance pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Internal Revenue Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until you have had a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have had a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any amount paid under this letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(iv) Any amount paid under this letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(v) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided pursuant to this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. You agree and acknowledge that the Company makes no representations or warranties with respect to the application of Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, you agree to accept the potential application of Section 409A and the other tax consequences of any payments made hereunder.

Defined Terms

(a) Cause. For purposes of this letter, “Cause” is defined as (i) the willful failure, disregard, or refusal by you to perform the services under your offer letter or employment agreement with the Company or follow the reasonable instructions of the Board of Directors of the Company (the “Board”); provided, however, that any willful failure, disregard, or refusal by you to perform such services shall not constitute Cause unless cure is not effected, as determined in good faith by the Board, within thirty (30) days after notice thereof is received by you from the Company; (ii) any willful or grossly negligent act by you having the effect of injuring, in a material way (whether financial or otherwise) as determined in good faith by the Board, the business or reputation of the Company or any of its subsidiaries or affiliates; (iii) your conviction of, guilty plea, or plea of nolo contendere to any felony or a misdemeanor involving moral turpitude; (iv) the determination by the Company, after a reasonable and good faith investigation by the Company following a written allegation by an employee of the Company, that you have engaged in some form of harassment prohibited by law (including, without limitation, age, sex, disability, or race discrimination) unless your actions were specifically directed by the Board; or (v) material breach by you of any material provision of this letter or any At-Will Employment, Confidential Information and Invention Assignment, and Arbitration Agreement between you and the Company.

(b) Change of Control. For purposes of this letter, “Change of Control” means the occurrence of any of the following events:

(i) a change in the ownership of the Company which occurs on the date that any one person (as defined in Section 13(d) and Section 14(d) of the Securities and Exchange Act of 1934, as amended), or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change of Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change of Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities;

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same person will not be considered a Change of Control; or

(iii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (ii) above. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) Disability. For purposes of this letter, “Disability” means that you have been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for a period of ninety (90) consecutive days or more, or more than one hundred and eighty (180) days within any twelve (12)-month period, in each case, determined by the Board. This provision shall be subject to compliance with all federal, state and local disability laws.

(d) Good Reason. For the purposes of this letter, “Good Reason” means your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent: (i) a material breach of any provision of this letter by the Company; (ii) any material reduction by the Company of your duties, responsibilities, or authority which causes your position to become materially of less responsibility or authority than your position as of immediately following the [DATE OF LETTER]; (iii) a material relocation of the Company’s principal place of business where you are required to conduct your duties outside of [STATE WHERE EMPLOYEE IS LOCATED]; or (iv) a material (more than 7%) diminution in your annual rate of base salary (other than in the context of salary or consideration reductions applied in identical percentages to all similarly situated employees of the Company). You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(e) Section 409A Limit. For purposes of this letter, “Section 409A Limit” will mean two (2) times the lesser of: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding the taxable year of your separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which your separation from service occurred.